                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement



/X/  Definitive Proxy Statement



/ /  Definitive Additional Materials


/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                  Rhodes, Inc.
- --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

                                  Rhodes, Inc.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.


/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     (1)  Amount Previously Paid:


                                           $125


     (2)  Form, Schedule or Registration Statement No.:


                                       Schedule 14A


     (3)  Filing Party:


                                       Rhodes, Inc.


     (4)  Date Filed:


                                       May 20, 1994

                                    (LOGO)
                                 RHODES, INC.
                                  FURNITURE



                                 June 27, 1994


Dear Shareholder:

     You are cordially invited to attend the 1994 Annual Meeting of Shareholders of Rhodes, Inc. to be held on July 26, 1994 at 4370 Peachtree Road, Atlanta, Georgia 30319. The meeting will begin promptly at 10:30 a.m., local time, and we hope that it will be possible for you to attend.

     The items of business are listed in the Notice of Annual Meeting and are more fully addressed in the Proxy Statement provided herewith.

     Please date, sign and return your proxy card in the enclosed envelope at your convenience to assure that your shares will be represented and voted at the Annual Meeting even if you cannot attend.

     On behalf of your Board of Directors, thank you for your continued support and interest in Rhodes, Inc.

                                           Sincerely,


                                           /s/ Holcombe T. Green, Jr.
                                           ----------------------------------


                                           Holcombe T. Green, Jr.
                                           Chairman of the Board of Directors


                                           /s/ Irwin L. Lowenstein
                                           -----------------------------------


                                           Irwin L. Lowenstein
                                           President and Chief Executive Officer

                                  RHODES, INC.

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD JULY 26, 1994
                             ---------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Rhodes, Inc. (the "Company") will be held at 4370 Peachtree Road, Atlanta, Georgia 30319, on Tuesday, July 26, 1994, at 10:30 a.m., local time, for the following purposes:

          (i) To elect five directors to serve until the 1995 Annual Meeting of Shareholders;

          (ii) To adopt the 1994 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan");

          (iii) To ratify the appointment of Arthur Andersen & Co. as the Company's independent certified public accountants for the fiscal year ending February 28, 1995 ("fiscal year 1995"); and

          (iv) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only the holders of record of Common Stock of the Company at the close of business on June 20, 1994 are entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment thereof. A list of shareholders as of the close of business on June 20, 1994 will be available at the Annual Meeting of Shareholders for examination by any shareholder, his agent or his attorney.

     Your attention is directed to the Proxy Statement provided with this Notice.

                                          By Order of the Board of Directors,


                                          /s/ Joel H. Dugan
                                          ---------------------

                                          Joel H. Dugan
                                          Senior Vice President
                                          and Secretary

Atlanta, Georgia

June 27, 1994


     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                                  RHODES, INC.
                              4370 PEACHTREE ROAD
                             ATLANTA, GEORGIA 30319

                             ---------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 26, 1994


     The 1994 Annual Meeting of Shareholders (the "Annual Meeting") of Rhodes, Inc. (the "Company") will be held on July 26, 1994 at 10:30 a.m. at 4370 Peachtree Road, Atlanta, Georgia, for the purposes set forth in the Notice of Annual Meeting of Shareholders attached hereto. The enclosed form of proxy is solicited by the Board of Directors of the Company (the "Board" or "Board of Directors") and the cost of the solicitation will be borne by the Company. When the proxy is properly executed and returned, the shares it represents will be voted as directed at the Annual Meeting or any adjournment thereof, or, if no direction is indicated, such shares will be voted in favor of the proposals set forth in the Notice of Annual Meeting of Shareholders attached hereto. Any shareholder giving a proxy has the power to revoke it at any time before it is voted. All proxies delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later-dated proxy or by voting in person at the Annual Meeting.


                                     VOTING


     Only holders of record of shares of the Company's common stock, without par value (the "Common Stock"), as of the close of business on June 20, 1994 will be entitled to vote at the Annual Meeting. As of that date, the Company had outstanding 9,778,933 shares of Common Stock. Shareholders of record as of the close of business on June 20, 1994 are entitled to one vote for each share of Common Stock held. No cumulative voting rights are authorized and dissenters' rights for shareholders are not applicable to the matters being proposed. It is anticipated that this Proxy Statement and the accompanying proxy will first be mailed to shareholders on or about June 27, 1994.


     The presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the shares present in person or by proxy and entitled to vote is required to elect directors. With respect to any other matter that may properly come before the Annual Meeting, the approval of any such matter would require a greater number of votes cast favoring the matter than the number of votes cast opposing such matter. Shares held by nominees for beneficial owners will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented even if the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner (a "broker non-vote"). Broker non-votes will not be counted as votes for or against matters presented for shareholder consideration, including the election of directors. Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions have no effect on the outcome of any vote, including the election of directors.

                      COMMON STOCK OWNERSHIP BY MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS


     The following table sets forth the beneficial ownership of shares of Common Stock as of June 20, 1994 for (i) the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"), (ii) directors of the Company,
(iii) the directors and executive officers of the Company as a group and (iv) each person who is known to the Company to be a beneficial owner of more than 5% of the outstanding shares of Common Stock. As of June 20, 1994, the Company had 81 holders of record of the Company's Common Stock. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power.


                                                                         NUMBER
                                                                       OF SHARES
                          NAME AND ADDRESS                            BENEFICIALLY
                       OF BENEFICIAL OWNER(1)                            OWNED       PERCENT OF CLASS
- --------------------------------------------------------------------  ------------   ----------------
Irwin L. Lowenstein(2)..............................................        57,915       *
Joel T. Lanham(3)...................................................        25,725       *
Joel H. Dugan(4)....................................................        26,640       *
Don M. Parker(5)....................................................         9,875       *
Barbara W. Snow(6)..................................................         3,350       *
Donald L. Chapman(7)................................................         3,500       *
  Opti-World, Inc.
  1820 The Exchange, Suite 450
  Atlanta, Georgia 30339
James V. Napier(8)..................................................         2,500       *
  3343 Peachtree Rd., NE
  Suite 1420 -- East Tower
  Atlanta, Georgia 30326
Holcombe T. Green, Jr.(9)...........................................     2,918,379         29.8%
WPS Investors, L.P..................................................     2,912,679         29.8%
  3343 Peachtree Rd., NE
  Suite 1420 -- East Tower
  Atlanta, Georgia 30326
FMR Corp.(10).......................................................       978,200         10.0%
  82 Devonshire Street
  Boston, Massachusetts 02109
All executive officers and directors as a group (11 persons)(11)....     3,064,259         31.2%


- ---------------

  *  Less than 1%.
 (1) Unless otherwise indicated, the business address of each beneficial owner is the principal executive office of the Company at 4370 Peachtree Road, Atlanta, Georgia 30319.
 (2) Includes 20,000 shares of Common Stock which Mr. Lowenstein has the right to acquire pursuant to options exercisable within 60 days. Excludes 400 shares of Common Stock owned by Mr. Lowenstein's daughters, as to which Mr. Lowenstein disclaims beneficial ownership.
 (3) Includes 12,000 shares of Common Stock which Mr. Lanham has the right to acquire pursuant to options exercisable within 60 days.
 (4) Includes 8,000 shares of Common Stock which Mr. Dugan has the right to acquire pursuant to options exercisable within 60 days.
 (5) Includes 5,000 shares of Common Stock which Mr. Parker has the right to acquire pursuant to options exercisable within 60 days.
 (6) Includes 2,000 shares of Common Stock which Ms. Snow has the right to acquire pursuant to options exercisable within 60 days. Excludes 300 shares of Common Stock owned by Ms. Snow's children, as to which Ms. Snow disclaims beneficial ownership.
 (7) Includes 1,500 shares of Common Stock which Mr. Chapman has the right to acquire pursuant to options exercisable within 60 days.
 (8) Includes 1,500 shares of Common Stock which Mr. Napier has the right to acquire pursuant to options exercisable within 60 days.
 (9) Includes 2,912,679 and 5,700 shares of Common Stock held by WPS Investors, L.P. and RW Holdings, respectively, partnerships controlled by Mr. Green.

(10) The information regarding FMR Corp. is given in reliance upon a Schedule 13G filed by such shareholder on or about February 10, 1994 with the Securities and Exchange Commission. FMR Corp. has sole power of disposition over all such shares and sole voting power with respect to 400 of such shares (with no voting power with respect to the remaining shares).

(11) Includes an aggregate of 59,500 shares of Common Stock which may be acquired pursuant to options exercisable within 60 days and excludes 300 shares and 400 shares of Common Stock owned, respectively, by Ms. Snow's children and Mr. Lowenstein's daughters, as to which both Ms. Snow and Mr. Lowenstein disclaim beneficial ownership.


                             ELECTION OF DIRECTORS


     Under the Bylaws of the Company and the resolutions of the Board of Directors, the number of directors constituting the Board is fixed at five. The Board of Directors has proposed that the shareholders elect as directors the five persons set forth below to serve until the annual meeting of shareholders in 1995 or until their successors are duly elected and qualified. Each nominee is presently a director of the Company and has consented to serve as a director if elected. The Board has no reason to believe that any of the nominees for the office of director will be unavailable for election as a director. However, if at the time of the Annual Meeting any of the nominees should be unable to serve or, for good cause, will not serve, the persons named in the proxy will vote as recommended by the Board to elect substitute nominees recommended by the Board. In no event, however, can a proxy be voted to elect more than five directors.


     The following list contains, as to each nominee, certain biographical information, a brief description of principal occupation and business experience during the past five years, directorships of companies (other than the Company) presently held, and certain other information, which information has been furnished by the respective individuals.

NOMINEES FOR ELECTION


     HOLCOMBE T. GREEN, JR. has been Chairman of the Board of the Company since 1988. Mr. Green has been the principal of Green Capital Investors, L.P. ("Green Capital"), a holding company, since its organization in January 1988 and prior to that time was a senior partner at the law firm Hansell & Post. Mr. Green currently is Chairman of the Board of HBO & Company, a provider of hospital information systems, Chairman of the Board and Chief Executive Officer of WestPoint Stevens Inc., a textile manufacturer, and a director of Georgia Gulf Corporation, a chemical manufacturer, and American Buildings Company, a manufacturer of pre-engineered metal building systems. He is 54 years old.


     IRWIN L. LOWENSTEIN joined the Company in 1972 and has served as President, Chief Operating Officer and Director of the Company since 1979. Effective in 1989, Mr. Lowenstein was elected Chief Executive Officer of the Company. He is 58 years old.

     DON L. CHAPMAN has been a Director of the Company since December 1992. Mr. Chapman has been Chief Executive Officer of Opti-World, Inc., an optical products retailer and affiliate of Green Capital, since 1983. Mr. Chapman is Principal and Chief Executive Officer of Tug Manufacturing Corp., an airline ground support equipment manufacturer, a position he has held since 1977. Mr. Chapman is a director of Superior Teletec Inc., a wire and cable manufacturer, Sheffield Funds, Inc., a bond and stock fund, and Longhorn Steaks, Inc., a restaurant chain. He is 54 years old.

     JAMES R. KUSE has been a Director of the Company since 1988. Mr. Kuse has been Chairman of Georgia Gulf Corporation since January 1985. Georgia Gulf Corporation was formed to acquire the chemicals division of Georgia-Pacific Corporation in 1984. Mr. Kuse beneficially owns a limited partnership interest of 13.33% in Green Capital. He is 63 years old.

     JAMES V. NAPIER has been a Director of the Company since 1992. Mr. Napier has been Chairman of the Board of Directors of Scientific-Atlanta, Inc., an electronic products company, since December 1992. Mr. Napier served as Chairman and President of Commercial Telephone Group, Inc., a designer of telephone products, from July 1988 to December 1992 and was a private investor and consultant from April 1986 to July

1988. Mr. Napier is a director of Centex Telecommunications, Inc., a telecommunications management service company, Engelhard Corporation, a manufacturer of specialty chemical and metallurgical products, HBO & Company, Intelligent Systems Company, a manufacturer of computer accessories, and Vulcan Materials Company, a producer of chemicals and construction materials from scrap metal. He is 57 years old.

MEETINGS OF THE BOARD OF DIRECTORS


     During the fiscal year 1994, the Board of Directors held three meetings. Each director attended at least 75% of all Board meetings and meetings of the applicable committees on which he served, except that Mr. Kuse attended only one of the meetings of the Board of Directors.


COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established a standing Audit Committee and Compensation Committee but does not maintain a Nominating Committee.


     AUDIT COMMITTEE. The Audit Committee is currently composed of Messrs. Kuse and Napier. The Audit Committee is responsible for (i) recommending independent auditors, (ii) reviewing with the independent auditors the scope and results of the audit engagement, (iii) monitoring the Company's financial policies, activities of the Company's internal audit department and control procedure and
(iv) reviewing and monitoring the provision of non-audit services by the Company's auditors. During the fiscal year 1994, the Audit Committee held one meeting.


     COMPENSATION COMMITTEE. The Compensation Committee was established on February 4, 1994, and is currently composed of Messrs. Green, Chapman and Kuse. Mr. Kuse is chairman of the Committee. The Compensation Committee is responsible for establishing all compensation for the Company's executive officers and administering the 1991 Stock Option Plan. During the fiscal year 1994, the Compensation Committee held one meeting. Prior to the formation of the Compensation Committee, the Board of Directors was responsible for establishing the compensation for the Company's executive officers and a Stock Option Committee was responsible for administering the 1991 Stock Option Plan.

COMPENSATION OF DIRECTORS

     With the exception of Messrs. Green and Lowenstein, as of March 1, 1994, directors receive compensation of $1,000 per month, $1,000 for attendance at each meeting of the Board of Directors and $500 for attendance at each committee meeting. Prior to March 1, 1994, directors received $3,000 for each meeting of the Board of Directors attended, but no monthly compensation. On June 8, 1993, options to purchase 7,500 shares of Common Stock at an exercise price equal to $12.00 per share were granted to Messrs. Chapman and Napier in consideration of their service as directors.

     THE ELECTION OF A DIRECTOR REQUIRES OF A PLURALITY OF THE VOTES CAST AT THE ANNUAL MEETING.

     THE BOARD RECOMMENDS A VOTE FOR HOLCOMBE T. GREEN, JR., IRWIN L. LOWENSTEIN, DON L. CHAPMAN, JAMES R. KUSE AND JAMES V. NAPIER TO HOLD OFFICE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 1995 OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table sets forth certain information concerning the compensation paid to the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE


                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                      ANNUAL COMPENSATION             ------------
                                             --------------------------------------    SECURITIES     ALL OTHER
NAME AND                                                             OTHER ANNUAL      UNDERLYING    COMPENSATION
PRINCIPAL POSITION                    YEAR   SALARY($)   BONUS($)   COMPENSATION($)   OPTIONS (#)       ($)(1)
- ------------                          -----  ---------   --------   ---------------   ------------   ------------
Irwin L. Lowenstein.................  1994     335,000    337,371            --          125,000         32,219
  President and Chief Executive       1993     315,500    132,168            --               --         33,229
  Officer                             1992     311,250    132,168            --               --         31,930



Joel T. Lanham......................  1994     185,000    186,309            --           85,000          4,777
  Executive Vice President,           1993     167,002     86,503            --               --          4,579
  Operations                          1992     161,250     99,548        48,587(2)            --          4,444
Joel H. Dugan.......................  1994     125,000    125,885            --           55,000          4,854
  Senior Vice President,              1993     115,000     92,868            --               --          4,158
  Finance and Administration          1992     112,500     67,868            --               --          3,607
Don M. Parker.......................  1994     119,417    104,904        14,377(3)        35,000          4,878
  Senior Vice President,              1993      89,250     60,000            --               --          2,985
  Merchandising                       1992      85,001     63,000            --               --          2,960
Barbara W. Snow.....................  1994      74,712     75,531         3,681(3)        10,000          2,557
  Controller and Assistant Secretary  1993      70,000     26,434            --               --          1,928
                                      1992      67,500     26,434            --               --          1,878


- ---------------


(1) All Other Compensation paid during fiscal 1994 includes the following: (i) Company contributions to the Savings Plan: Mr. Lowenstein -- $4,783; Mr. Lanham -- $4,777; Mr. Dugan -- $4,854; Mr. Parker -- $4,878; and Ms.
     Snow -- $2,557; (ii) premiums paid for permanent disability insurance for Mr. Lowenstein in the amount of $3,424 and (iii) premiums paid by the Company for a life insurance policy for Mr. Lowenstein in the amount of $24,012.


     All Other Compensation paid during fiscal 1993 includes the following: (i) Company contributions to the Savings Plan: Mr. Lowenstein -- $5,793; Mr. Lanham -- $4,579; Mr. Dugan -- $4,158; Mr. Parker -- $2,985; and Ms.
     Snow -- $1,928; (ii) premiums paid for permanent disability insurance for Mr. Lowenstein in the amount of $3,424 and (iii) premiums paid by the Company for a life insurance policy for Mr. Lowenstein in the amount of $24,012.

     All Other Compensation paid during fiscal 1992 includes the following: (i) Company contributions to the Savings Plan: Mr. Lowenstein -- $4,494; Mr. Lanham -- $4,444; Mr. Dugan -- $3,607; Mr. Parker -- $2,960; and Ms.
     Snow -- $1,878; (ii) premiums paid for permanent disability insurance for Mr. Lowenstein in the amount of $3,424 and (iii) premiums paid by the Company for a life insurance policy for Mr. Lowenstein in the amount of $24,012.


(2) Includes an automobile allowance of $7,200 and reimbursed relocation expenses of $41,387.



(3) Represents amounts reimbursed during fiscal year 1994 for the payment of taxes.

OPTION GRANTS


     The following table sets forth certain information regarding stock options granted to the Named Executive Officers during the fiscal year ended February 28, 1994.



                       OPTION GRANTS IN FISCAL YEAR 1994


                                                                                           POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED ANNUAL
                                NUMBER OF    PERCENTAGE OF                                 RATES OF STOCK PRICE
                               SECURITIES    TOTAL OPTIONS     EXERCISE                   APPRECIATION FOR OPTION
                               UNDERLYING      GRANTED TO         OR                               TERM
                                 OPTIONS      EMPLOYEES IN    BASE PRICE   EXPIRATION     -----------------------
            NAME               GRANTED(1)     FISCAL YEAR       ($/SH)        DATE           5%           10%
- -----------------------------  -----------   --------------   ----------   ----------     --------     ----------
Irwin L. Lowenstein..........    100,000          15.5%          12.00      6/17/2003     $754,000     $1,913,000
                                  25,000           3.9%          18.25      2/04/2004     $287,250     $  727,250
Joel T. Lanham...............     60,000           9.3%          12.00      6/17/2003     $452,400     $1,147,800
                                  25,000           3.9%          18.25      2/04/2004     $287,250     $  727,250
Joel H. Dugan................     40,000           6.2%          12.00      6/17/2003     $301,600     $  765,200
                                  15,000           2.3%          18.25      2/04/2004     $172,350     $  436,350
Don M. Parker................     25,000           3.9%          12.00      6/17/2003     $188,500     $  478,250
                                  10,000           1.6%          18.25      2/04/2004     $114,900     $  290,900
Barbara W. Snow..............      7,500           1.2%          12.00      6/17/2003     $ 56,550     $  143,475
                                   2,500           0.4%          13.50     10/19/2003     $ 21,225     $   53,850

- ---------------


(1) The options reflected in the table are incentive stock options under Sections 422 of the Internal Revenue Code of 1986, as amended (the "Code") and were granted on either June 17, 1993, October 19, 1993 or February 4, 1994. The exercise price of each option granted was equal to 100% of the fair market value of the Common Stock on the date of grant, as determined by the Stock Option Committee. The options granted vest in increments of one-fifth on each of the five anniversaries of the first fiscal year end following the grant date; provided, however, that (i) options will not vest prior to the last day of the six month period which begins on the grant date and (ii) no options may be exercised more than ten years after the date of grant. The options are subject to early vesting in the event of the optionee's death, disability or retirement. Upon a "change in control" of the Company (as defined in the 1991 Stock Option Plan), all options then outstanding will become immediately exercisable in full.


AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information with respect to the aggregated option exercises during the fiscal year 1994 and the value of unexercised in-the-money options held by the Named Executive Officers of the Company at February 28, 1994.

                         FISCAL-YEAR END OPTION VALUES


                                                                         NUMBER OF
                                                                         SECURITIES        VALUE OF
                                                                         UNDERLYING       UNEXERCISED
                                                                        UNEXERCISED      IN-THE-MONEY
                                                                          OPTIONS           OPTIONS
                                          SHARES                        AT FY-END(#)     AT FY-END($)
                                        ACQUIRED ON   VALUE REALIZED    EXERCISABLE/     EXERCISABLE/
                 NAME                   EXERCISE(#)        ($)         UNEXERCISABLE     UNEXERCISABLE
- --------------------------------------  -----------   --------------   --------------   ---------------
Irwin L. Lowenstein...................     11,250         112,050      20,000/105,000   145,000/605,000
Joel T. Lanham........................      6,948          74,413       12,000/73,000    87,000/373,000
Joel H. Dugan.........................      6,839          62,987        8,000/47,000    58,000/247,000
Don M. Parker.........................      3,375          37,834        5,000/30,000    36,250/155,000
Barbara W. Snow.......................        810          10,093         2,000/8,000    13,750/ 55,000

PENSION PLAN

     The following table sets forth the range of estimated annual benefits payable under the Rhodes, Inc. Employees Pension Plan (the "Pension Plan") to participants in specified compensation and years of service classifications, upon retirement of such participants at age 65. The amounts set forth below are unreduced for Social Security and compensation limits set by the Code.

                               PENSION PLAN TABLE

                                                                YEARS OF SERVICE
                                              ----------------------------------------------------
                REMUNERATION                     15         20         25         30         35
- --------------------------------------------  --------   --------   --------   --------   --------
$125,000....................................  $ 23,437   $ 31,250   $ 39,062   $ 46,875   $ 54,688
$150,000....................................  $ 28,125   $ 37,500   $ 46,875   $ 56,250   $ 65,625
$175,000....................................  $ 32,813   $ 43,750   $ 54,688   $ 65,625   $ 76,562
$200,000....................................  $ 37,500   $ 50,000   $ 62,500   $ 75,000   $ 87,500
$225,000....................................  $ 42,189   $ 56,250   $ 70,312   $ 84,375   $ 98,437
$250,000....................................  $ 46,875   $ 62,500   $ 78,125   $ 93,750   $109,375
$300,000....................................  $ 56,250   $ 75,000   $ 93,750   $112,500   $118,800
$400,000....................................  $ 75,000   $100,000   $118,800   $118,800   $118,800
$450,000....................................  $ 84,375   $112,500   $118,800   $118,800   $118,800
$500,000....................................  $ 93,750   $118,800   $118,800   $118,800   $118,800
$550,000....................................  $103,125   $118,800   $118,800   $118,800   $118,800
$600,000....................................  $112,500   $118,800   $118,800   $118,800   $118,800
$650,000....................................  $118,800   $118,800   $118,800   $118,800   $118,800
$700,000....................................  $118,800   $118,800   $118,800   $118,800   $118,800
$750,000....................................  $118,800   $118,800   $118,800   $118,800   $118,800
$800,000....................................  $118,800   $118,800   $118,800   $118,800   $118,800
$850,000....................................  $118,800   $118,800   $118,800   $118,800   $118,800

     The Pension Plan has been in effect since February 1, 1968 and covers all employees (including officers and directors who are employees) meeting certain standards as to age and length of service with the Company. Amounts payable under the Pension Plan are based upon amounts received by a participant for personal service to the Company during his or her last five years of employment. The compensation upon which these amounts are based includes all regular pay, overtime pay, premium pay, incentive pay, bonuses and most commissions, but excludes expense allowances and contributions by the Company to the Pension Plan and the Savings Plan. All salary and bonus amounts shown in the Summary Compensation Table constitute covered compensation under the Pension Plan. Participants become fully vested in their accrued benefits under the Pension Plan upon completion of five years of vesting service with the Company, as defined in the Pension Plan.

     As of February 28, 1994, Messrs. Lowenstein, Lanham, Dugan and Parker and Ms. Snow had twenty-one, seventeen, nine, seven and twelve credited years of service, respectively, under the Pension Plan.

     Benefits under Pension Plan are computed on a straight-life annuity basis and are subject to deduction for Social Security benefits payable to the participant. The amounts in the Pension Plan Table above reflect a limitation of $118,800, which is imposed by the Employee Retirement Income Security Act of 1974, as amended by the Tax Equity and Fiscal Responsibility Act of 1982.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to February 4, 1994, the Company had no compensation or other similar committee and the Board of Directors, including Mr. Lowenstein, made all compensation decisions regarding executive officers of the Company, except with respect to the award of stock options under the 1991 Stock Option Plan, which decisions were made by the Stock Option Committee. In anticipation of the Company's Annual Meeting, the Board of Directors created the Compensation Committee on February 4, 1994. Thereafter, all compensation decisions regarding executive officers and all awards of stock options under the 1991 Stock Option Plan have and will be made by the Compensation Committee. During the last fiscal year, Mr. Lowenstein concurrently served as both a director and Chief Executive Officer of the Company.

                         STOCK PRICE PERFORMANCE GRAPH

     The following stock price performance graph compares the Company's performance to the S&P 500 Index and to a self-constructed group of the Company's peers (the "Peer Group")(1). The stock price performance graph assumes an investment of $100 in each of the Company, the companies listed in the S&P 500 Index, the companies that are included in the Peer Group on June 18, 1993 and further assumes the reinvestment of all dividends.

      Measurement Period                          S&P 500 In-
    (Fiscal Year Covered)        Rhodes, Inc.         dex         Peer Group
June 18, 1993(2)                           100             100             100
February 28, 1994                          160             106             136

- ---------------


(1) The Peer Group includes the following companies: Haverty Furniture Company, Inc., Helig Meyers Company and Levitz Furniture, Inc. On July 2, 1993, Levitz Furniture, Inc. completed an initial public offering of its common stock. Information with respect to the Peer Group assumes that the appropriate number of Levitz shares were available to be purchased at the initial public offering price on June 18, 1993.

(2) The Company priced the initial public offering of its Common Stock on June 18, 1993.

     THE STOCK PRICE PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

         APPROVAL OF THE RHODES, INC. 1994 EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors has adopted, subject to stockholder approval, the Rhodes, Inc. 1994 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"), initially covering 250,000 shares of Common Stock. The purpose of the Employee Stock Purchase Plan is to encourage stock ownership by each employee of the Company in the belief that such ownership will increase such employee's interest in the success of the Company and will provide additional incentive for such employee to remain employed by the Company. It is the intention of the Company to have the Employee Stock Purchase Plan qualify as an "employee stock purchase plan" under Section 423 of the Code.


     The Employee Stock Purchase Plan will be administered by a person or persons appointed by the Board of Directors for such purpose (the "Plan Administrator"). The Plan Administrator will be vested with full authority to interpret the Employee Stock Purchase Plan and to make, administer and interpret such rules and regulations as it deems necessary to administer the Employee Stock Purchase Plan, and any determination, decision or action of the Plan Administrator in connection with the construction, interpretation, administration or application of the Employee Stock Purchase Plan will be final and binding upon all participants and all persons claiming under or through any participant.


     Any person (including an officer) who (i) is customarily employed more than 20 hours per week by the Company, (ii) has been employed by the Company for one or more years, and (iii) after completing one year of employment, is customarily employed by the Company for more than five months in any calendar year will be eligible to participate in the Employee Stock Purchase Plan. As of May 16, 1994, there were approximately 1,800 employees of the Company eligible to participate in the Employee Stock Purchase Plan.


     The Employee Stock Purchase Plan will operate on a semiannual basis. The beginning date and ending date of each offering and purchase period will be established by the Board Directors of the Company (or by its delegate); provided that there will not be more than one offering or purchase period in effect at any time. To participate in any purchase period, an eligible employee must submit a written authorization during the preceding offering period and remain an eligible employee during such offering period. As of the first day of each purchase period, a participant will be granted an option to purchase the maximum number of shares of Common Stock equal to the greatest whole number that is less than (i) the amount elected by the participant to be withheld from such participant's salary for such purchase, divided by (ii) the figure which represents the lesser of 85% of the closing price for a share of Common Stock on the first or last day of such purchase period, as reported in The Wall Street Journal. The closing price of the Common Stock on May 16, 1994 was $14.25 per share.



     No participant will be granted an option (i) if, immediately after the grant, the participant would own stock and/or options possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary of the Company, or (ii) which permits his or her rights to purchase Common Stock under stock purchase plans of the Company or any subsidiary of the Company to accrue at a rate which exceeds $25,000 of the fair market value of the Common Stock for each calendar year in which such option is outstanding at any time.


     A participant may elect to make payment for shares to be purchased under the Employee Stock Purchase Plan only by payroll deductions. The maximum and minimum allowable payroll deduction for each purchase period for each participant is $12,500.00 and $150.00, respectively.

     A participant may elect to withdraw payroll deductions from his or her Employee Stock Purchase Plan account on or before the last day of each purchase period. All of the participant's payroll deductions credited to his or her account will be paid to him or her (without interest) promptly after receipt of his or her notice of withdrawal, and no further deductions will be made from his or her pay during that purchase period. A participant's withdrawal will not have any effect upon his or her eligibility to participate in any similar plan which may be thereafter adopted by the Company or in any subsequent offering period. Upon termination of a participant's employment for any reason other than death, disability or retirement, the payroll deductions credited to his or her Employee Stock Purchase Plan account will be returned to him or her (without interest). Upon termination of a participant's employment as a result of death, disability or retirement, the participant (or his or her beneficiary in the event of death) may elect (i) to receive the payroll deductions credited to his or her account (without interest) or (ii) to apply such account to the purchase of Common Stock.


     Unless a participant gives written notice of withdrawal from the Employee Stock Purchase Plan to the Company, the participant's option to purchase shares during a purchase period with payroll deductions made during the purchase period will be exercised automatically for him or her on the day on which such purchase period terminates. The option price for the Common Stock on that date will be the lesser of 85% of the fair market value of a share of Common Stock on the first or last day of the purchase period, as reported in The Wall Street Journal. If the total number of shares for which options are to be exercised exceeds the number of shares then available under the Employee Stock Purchase Plan, the Company will make a pro rata allocation of the shares available in accordance with a formula set forth in the Employee Stock Purchase Plan.


     Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Employee Stock Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the participant. The Company may treat any such act as an election to withdraw funds.


     The Employee Stock Purchase Plan may be amended by the Board of Directors from time to time to the extent that the Board of Directors deems necessary or appropriate in light of, and consistent, with Section 423 of the Code and the laws of the State of Georgia, and any such amendment will be subject to the approval of the shareholders to the extent such approval is required under
Section 423 of the Code or the laws of the State of Georgia or to the extent such approval is required to meet the approval requirements under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). However, no provision of the Employee Stock Purchase Plan will be amended more than once every 6 months if amending such provision more frequently would result in the loss of an exemption under Section 16(b) of the Exchange Act. The Board of Directors also may terminate the Employee Stock Purchase Plan or any offering made under the Employee Stock Purchase Plan at any time; provided, however, the Board of Directors will not have the right to modify, cancel, or amend any option outstanding after the beginning of a purchase period unless (i) each participant consents in writing to such modification, amendment or cancellation,
(ii) such modification only accelerates the exercise date for the related purchase period or (iii) the Board of Directors acting in good faith deems that such action is required under applicable law.


FEDERAL INCOME TAX CONSEQUENCES

     A brief description of the federal income tax consequences of the Employee Stock Purchase Plan under present law is set forth below. This brief description is only a general summary based on current federal income tax laws, regulations (including proposed regulations), and judicial and administrative interpretations thereof. Individual circumstances may vary these results. The federal income tax laws and regulations and the related federal securities laws and rules and regulations are frequently amended, and such amendments may or may not be retroactive with respect to transactions described herein. Each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the Employee Stock Purchase Plan.


     The amounts withheld from a participant's pay under the Employee Stock Purchase Plan will be taxable income to him or her and must be included in his or her gross income for federal income tax purposes in the year in which such amounts otherwise would have been received.


     A participant will not be required to recognize any income for federal income tax purposes either at the time he or she is granted an option (which will be on the first day of the six consecutive month purchase period) or by virtue of the exercise of the option (which will take place on the last day of such purchase period). The federal income tax consequences of a sale or disposition of shares acquired under the Employee Stock Purchase Plan depend in part on the length of time the shares are held by a participant before such sale or disposition. If a participant sells or otherwise disposes of shares acquired under the Employee Stock Purchase Plan (other than any transfer resulting from his death) within two years after the date on which the option to purchase such shares is granted to him or her ("Two-Year Period") or within one year after the date such shares are transferred (within the meaning of Section 423 of the Code) to him ("One-Year Period"), he or she must recognize ordinary income in the year of such disposition in an amount equal to the excess of (i) the fair market value of the shares on the date such shares are transferred (within the meaning of Section 83 of the Code) to him or her over (ii) the option price. The amount of ordinary income recognized by the participant will be added to his or her basis in such shares. Any gain realized on a sale in excess of his or her basis (after increasing his or her basis in such shares by the amount of the ordinary income recognized) will be taxed as capital gain, and any loss realized (after increasing his or her basis in such shares by the ordinary income recognized) will be a capital loss.

     If a participant sells or otherwise disposes of shares acquired under the Employee Stock Purchase Plan after holding such shares for the Two-Year Period and the One-Year Period or the participant dies, he or she must include as ordinary income in the year of sale (or his or her taxable year ending with his or her death) an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date the option was granted over the option price computed on such date, or (ii) the excess of the fair market value of the shares at the time he or she sells or otherwise disposes of the shares or on the date of his or her death over the option price. Except in the case of a transfer as a result of death, the amount of ordinary income recognized by the participant will be added to his or her basis in such shares. Any gain realized in excess of his or her basis (after increasing his or her basis in such shares by the ordinary income recognized) will be taxed as a long-term capital gain. Any loss realized (after increasing his or her basis in such shares by the ordinary income recognized) will be treated as long-term capital loss. The basis of shares transferred as a result of the death of a participant will not be increased as a result of the ordinary income recognized by the deceased participant. Instead, the basis of shares transferred as a result of death shall be equal to the fair market value of the shares at the date of the decedent's death or at the alternate valuation date, as appropriate.

     Any and all dividends received by a participant with respect to shares acquired under the Employee Stock Purchase Plan will be treated as ordinary income.

     The Company does not receive any income tax deduction as a result of issuing shares pursuant to the Employee Stock Purchase Plan, except upon sale or disposition of shares by a participant within the Two-Year Period or the One-Year Period. In such an event, the Company will be entitled to a deduction equal to the amount included as ordinary income to the participant with respect to the sale or disposition of such shares.

     APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN REQUIRES THE APPROVAL OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN BY THE SHAREHOLDERS.

                              CERTAIN TRANSACTIONS

     In June 1993, in connection with the recapitalization of the Company, the Company issued 2,859,115 shares of Common Stock to Green Capital, an affiliate of Holcombe T. Green, Jr., in exchange for outstanding indebtedness of the Company to Green Capital having an accreted value of $34.3 million. The Company also issued 1,221,666 shares of Common Stock to Green Capital in exchange for preferred stock of the Company with a stated value of $10.0 million and accrued and unpaid dividends aggregating $4.7 million. In addition, Green Capital purchased 250,000 shares in the Company's initial public offering at a purchase price of $12.00 per share on June 24, 1993.


     Green Capital previously maintained an unsecured line of credit for the Company of up to $10.0 million for working capital purposes, and has advanced funds to the Company from time to time to meet short-term cash needs. Under the line of credit, interest was payable monthly at a floating interest rate equal to the prime rate plus 2%. The maximum amount outstanding during the fiscal year 1994 was $4.0 million and total interest paid to Green Capital during such period was approximately $81,000. The line of credit was terminated upon execution by the Company of a new revolving credit agreement on February 24, 1994.


     In December 1993 and January and February 1994, the Company had outstanding advances to Green Capital in varying amounts, with the largest principal amount outstanding at any time being $3.0 million.

Interest accrued on outstanding principal at a rate of 8% per annum, and total interest paid by Green Capital to the Company for these advances was approximately $22,000. No advances were outstanding as of the end of the fiscal year 1994 or the date of this statement.

                        REPORT ON EXECUTIVE COMPENSATION

     The Company's Board of Directors formed a Compensation Committee on February 4, 1994. The members of the Compensation Committee are Messrs. Green, Kuse and Napier and, as of the date of its creation, the Compensation Committee was responsible for establishing salaries, bonuses and other compensation for the Company's executive officers and awarding stock options under the 1991 Stock Option Plan. Each member of the Compensation Committee is a non-employee director.


     Prior to February 4, 1994, the entire Board of Directors was responsible for establishing the salary, bonus and other compensation for the Company's executive officers, including compensation for the fiscal year ended February 28, 1994, except for awards of stock options under the 1991 Stock Option Plan, which were determined by the Stock Option Committee. During the fiscal year 1994, Mr. Lowenstein was both the Company's Chief Executive Officer and a director, and accordingly had an interlocking relationship with the Company. See "Compensation Committee Interlocks and Insider Participation." Mr. Lowenstein did not participate in any compensation decisions relating to his own compensation. During the fiscal year 1994, compensation decisions were made in accordance with the Company's compensation policy discussed below.


     EXECUTIVE COMPENSATION POLICY. The Company's executive compensation policy did not change materially with the institution of a separate Compensation Committee. Although the Compensation Committee may subsequently revise or restate the Company's current executive compensation policy, the Compensation Committee has agreed to follow the basic tenets previously established by the Board of Directors:

     - to provide compensation levels that are consistent with the Company's business plan, financial objectives and operating performance;

     - to reward performance that facilitates the achievement of business plan goals;

     - to motivate executives to achieve strategic operating objectives; and

     - to align the interest of executives with those of stockholders and the long-term interest of the Company by providing long-term incentive compensation in the form of stock options.

     The Company's executive compensation policy is designed to provide levels of compensation that integrate compensation with the Company's annual and long-term performance goals, reward above average corporate performance and allow the Company to attract and retain qualified executives. In light of this policy, the principal components of its executive compensation program for the fiscal year 1994 were base salaries, annual bonuses and stock options. The Company anticipates that its executive compensation policy in the fiscal year 1995 will reflect certain changes consistent with its status as a public company.

ELEMENTS OF EXECUTIVE OFFICER COMPENSATION.

     BASE SALARY. Each executive officer's base salary (including the Chief Executive Officer's base salary) is based upon a subjective analysis of a number of factors, including anticipated contribution to the operation of the Company and the responsibilities, expertise and length of service of the executive officer. Each executive officer's base salary is reviewed annually and generally adjusted to account for inflation, any change in the executive officer's responsibilities and the executive officer's overall performance.

     ANNUAL BONUSES. Each executive officer, including the Chief Executive Officer, is eligible to receive an annual cash bonus. Annual bonuses generally are paid pursuant to a bonus program established at the beginning of a fiscal year in connection with the preparation of the Company's annual operating budget for such year. Under this bonus program, an executive officer (including the Chief Executive Officer) is eligible to receive a bonus equal to a specified percentage of an amount determined annually by the Chairman of the Board of Directors, which is now the responsibility of the Chairman of the Compensation Committee (the

"Bonus Pool"). The amount included in the Bonus Pool varies depending on whether the Company meets or exceeds certain targets with respect to its planned income before interest expense and taxes for the fiscal year. If the Company meets or exceeds a specified income target, each executive officer receives a percentage of the Bonus Pool equal to that executive officer's base salary divided by the aggregate amount of base salaries paid to all executive officers. Accordingly, in connection with determining the specific percentage for any particular executive officer, the executive officer's performance during the preceding fiscal year is deemed relevant in calculating that officer's bonus.


     STOCK OPTIONS. In June 1991, the Company adopted a Stock Option Plan under which all executive officers, including the Chief Executive Officer, are eligible to receive discretionary stock options. Stock option grants serve to align the interest of executives with those of shareholders and the long-term interest of the Company. Stock options were granted to executive officers in June 1993, October 1993 and February 1994, and the grants of such stock options were based upon an evaluation by the Stock Option Committee (the Compensation Committee as of February 28, 1994), acting upon recommendations of the Chairman of the Board, of each executive officer's performance as well as the Company's overall financial performance to date and the desirability of long-term service from the particular executive officer. To encourage long-term performance, these options generally vest in increments of one-fifth over a five-year period and will remain outstanding for ten years.


CHIEF EXECUTIVE OFFICER COMPENSATION.

     The compensation of Mr. Lowenstein, the Company's President and Chief Executive Officer, is consistent with the compensation policy of the Company and is based upon a subjective analysis of Mr. Lowenstein's performance with strong consideration given to the Company's performance. As a result, the compensation for Mr. Lowenstein in the fiscal year 1994, excluding the value of options to acquire 125,000 shares of common stock granted to Mr. Lowenstein during the 1994 fiscal year, was $696,543 and included a base salary of $335,000, an annual bonus of $337,371 and other forms of compensation, including (i) the payment of disability and life insurance premiums and (ii) contributions made by the Company on Mr. Lowenstein's behalf through the Company's Savings Plan. Mr. Lowenstein's base salary for the fiscal year 1995 will be $360,000. The increase in base salary is attributable to the Company's improved performance in the fiscal year 1994 and his increased responsibilities as chief executive officer of a large public company.


     Mr. Lowenstein's annual bonus for the fiscal year 1994 was $337,351. The amount of the bonus was based upon the bonus program described above and resulted from the Company's operating performance during the fiscal year 1994. In addition, Mr. Lowenstein was granted options to acquire 125,000 shares of common stock during the fiscal year 1994. This grant was made pursuant to the 1991 Stock Option Plan and the amount of the award was determined subjectively by the committee established to administer the 1991 Stock Option Plan.


     The Corporation has not awarded any compensation that is nondeductible under Section 162(m) of the Internal Revenue Code. In the event that the Compensation Committee considers awarding compensation in the future which could not be deductible under Section 162(m), the Committee will consider what actions, if any, should be taken to seek to make such compensation deductible.

                                          Board of Directors

                                          Holcombe T. Green, Jr. (Chairman)
                                          Irwin T. Lowenstein
                                          Don L. Chapman
                                          James R. Kuse
                                          James V. Napier

     THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Arthur Andersen & Co., subject to ratification by the shareholders the Annual Meeting, as auditors of the Company for the fiscal year 1995. Arthur Andersen & Co. has audited the Company's financial statements since 1979. Should this firm be unable to perform the requested services for any reason or not be ratified by the shareholders, the Directors will appoint other independent auditors to serve for the remainder of the year. Representatives of Arthur Andersen & Co. will be present at the annual meeting of shareholders, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

     RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN & CO. AS THE COMPANY'S INDEPENDENT AUDITORS REQUIRES THE APPROVAL OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE RATIFICATION OF ARTHUR ANDERSEN & CO. AS THE COMPANY'S INDEPENDENT AUDITORS.

                                 OTHER MATTERS

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT


     Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than 10% of the Company's Common Stock to file certain reports with respect to each such person's beneficial ownership of the Company's Common Stock. In addition, Item 405 of Regulation S-K requires the Company to identify in its Proxy Statement each reporting person that failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal year. The statements of changes in beneficial ownership on Form 4 for the month of July 1993 for Mr. Green, Mr. Dugan, Mr. Lanham, Mr. Lowenstein and Mr. Parker, each an executive officer or director of the Company, were not filed on a timely basis.


EXECUTION OF PROXY

     If the Common Stock owned by a shareholder is registered in the name of more than one person, each such person should sign the enclosed proxy. If the proxy is signed by an attorney, executor, administrator, trustee, guardian or by any other person in a representative capacity, the full title of the person signing the proxy should be given and a certificate should be furnished showing evidence of appointment.

ANNUAL REPORT TO SHAREHOLDERS

     The Annual Report of the Company for the fiscal year 1994, including audited financial statements, has been previously mailed to shareholders. The Annual Report does not form any part of the material for the solicitation of proxies.

ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE, AT THE WRITTEN REQUEST OF ANY SHAREHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON JUNE 20, 1994, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT EXHIBITS THERETO. The Company will provide copies of the exhibits, should they be requested by eligible shareholders, and the Company may impose a reasonable fee for providing such exhibits. Request for copies of the Company's Annual Report on Form 10-K should be mailed to:

                                          Rhodes, Inc.
                                          4370 Peachtree Road
                                          Atlanta, Georgia 30319
                                          Attention: Joel H. Dugan
                                                     Senior Vice President,
                                                     Finance & Administration

SHAREHOLDER PROPOSALS


     Any shareholder proposals intended to be presented at the Company's 1995 Annual Meeting of Shareholders must be received by the Company on or before February 27, 1995 to be eligible for inclusion in the Proxy Statement and form of proxy to be distributed by the Board of Directors in connection with such meeting.


OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the meeting. However, if any other matters should come before the meeting, the persons named in the proxy will vote such proxy in accordance with their judgment.

EXPENSES OF SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more employees of the Company. The Company also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of the Company's stock. At present, the Company has not retained any third parties to assist in the solicitation of proxies with respect to shares of the Company's Common Stock held of record by brokers, nominees and institutions or other holders.

BENEFIT PLANS

     Certain information regarding the Company's 1991 Stock Option Plan is included in Exhibit A hereto. This plan has already been adopted and approved by the Company's shareholders and the information contained in Exhibit A is provided for information purposes only in accordance with the rules and regulations under the Exchange Act.


                                          Joel H. Dugan

                                          Senior Vice President and
                                          Secretary

Atlanta, Georgia

June 27, 1994

                                                                       EXHIBIT A


     Pursuant to Rule 16b-3 under the Exchange Act, the following information regarding the Company's 1991 Stock Option Plan, as amended, which was approved by the Company's shareholders on December 16, 1991 and amended on June 8, 1993 is being provided to the Company's shareholders.


                             1991 STOCK OPTION PLAN

PLAN DESCRIPTION

     On June 11, 1991, the Board of Directors adopted the Rhodes, Inc. 1991 Stock Option Plan, which was amended on June 8, 1993 (the "1991 Stock Option Plan"). Pursuant to the 1991 Stock Option Plan, 700,000 options to purchase Common Stock ("1991 Options") may be granted to eligible employees. A maximum of 700,000 shares of Common Stock may be issued under the 1991 Options. Two types of 1991 Options are available under the 1991 Stock Option Plan, incentive stock options ("ISOs"), which are intended by the Company to satisfy the requirements of Section 422 of the Code, and options which are not intended by the Company to satisfy the requirements of Section 422 of the Code ("Non-ISOs"). The Committee may at its discretion grant a 1991 Option which provides the optionee with the right to settle such options for cash or stock.

     Set forth below is the number of incentive stock options that have granted to certain individuals and certain groups as of April 30, 1994.

                                                                              NUMBER OF
                                    NAME                                  OPTIONS GRANTED(1)
    --------------------------------------------------------------------  ------------------
    Irwin L. Lowenstein.................................................        125,000
    Joel T. Lanham......................................................         85,000
    Joel H. Dugan.......................................................         55,000
    Don M. Parker.......................................................         35,000
    Barbara W. Snow.....................................................         10,000
    All current executive officers as a group (seven persons)...........        357,500
    All current directors who are not executive officers as a group.....            -0-
    All non-executive employees as a group..............................        280,000

- ---------------

(1) All of such options vest in increments of one-fifth on each of the five anniversaries of the first fiscal year end following the date of grant; provided however, that options will not vest prior to the last day of the six-month period which begins on the grant date. The options have a 10-year term and have an exercise price of either $12.00, $13.50 or $18.25 per share. On May 16, 1994, the last sale price per share of Common Stock as reported on the New York Stock Exchange was $14.25 per share.

     All full-time employees of the Company are eligible to participate in the 1991 Stock Option Plan. As of May 16, 1994, there were approximately 2,200 eligible employees.

     The 1991 Stock Option Plan is administered by a Committee composed of not less than two members of the Company's Board of Directors (the "Committee"), each of whom are "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act. Messrs. Green, Chapman and Kuse currently serve as members of the Committee.

     The 1991 Stock Option Plan provides that no 1991 Options will be granted on or after the earlier of (i) ten (10) years after the date the 1991 Stock Option Plan was adopted by the Board of Directors, in which case the 1991 Stock Option Plan will continue in effect until all outstanding options have been exercised in full or are no longer exercisable, or (ii) the date on which all of the 700,000 shares of Common Stock reserved for use under the 1991 Stock Option Plan have been issued or are no longer available for use under the 1991 Stock Option Plan.

     The exercise price of each 1991 Option is set by the Committee subject to the limitations in the 1991 Stock Option Plan. The exercise price for an ISO may not be less than the fair market value (or for a stockholder holding stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (a "Ten Percent Stockholder"), 110% of the fair market value) of Common Stock on the date the ISO is granted. The exercise price for a Non-ISO may be more than, less than or equal to the fair market value of such stock on the date the Non-ISO is granted, but may not be less than an amount which the Committee determines to be adequate consideration. The exercise period for the 1991 Options is set by the Committee. However, no 1991 Option may be exercised prior to six months after the date the option is granted. The maximum exercise period for both a Non-ISO and an ISO granted to an employee who is not a Ten Percent Stockholder is ten years. The maximum exercise period for an ISO granted to a Ten Percent Stockholder is five years. The Committee also may accelerate the time during which a 1991 Option is exercisable.

     The 1991 Stock Option Plan may be amended from time to time by the Committee, except that stockholder approval is required, in accordance with
Section 422 of the Code for any amendment (i) to increase the number of shares of Common Stock reserved for issuance under the 1991 Stock Option Plan or (ii) to change the class of employees eligible to participate in the 1991 Stock Option Plan. The 1991 Stock Option Plan further provides that stockholder approval is required, in accordance with Rule 16b-3 under the Exchange Act, for any amendment (i) to increase materially the benefits accruing to an employee under the 1991 Stock Option Plan, (ii) to increase materially the number of securities which may be issued under the 1991 Stock Option Plan or (iii) otherwise to modify materially the requirements as to eligibility for participation in the Stock Option Plan. Amendments which apply specifically to non-ISOs require stockholder approval only when such approval is required to comply with Section 16 of the Exchange Act.

     The 1991 Stock Option Plan may be terminated by the Committee at any time; provided, however, that the Committee may not unilaterally modify, amend or cancel any 1991 Option granted before such termination unless (i) the option holder consents in writing, or (ii) there is a liquidation or dissolution of the Company or other transaction described below.

     The 1991 Stock Option Plan provides that in the event of a change in the capitalization of the Company, or a merger, consolidation, reorganization, division or other corporate transaction which provides for the assumption or substitution of 1991 Options granted under the 1991 Stock Option Plan, the Committee may in its discretion adjust in an equitable manner (i) the number of shares of Common Stock reserved for issuance under the 1991 Stock Option Plan,
(ii) the number of shares of Common Stock subject to 1991 Options granted and
(iii) the option price of such 1991 Options.

     The 1991 Stock Option Plan provides that, if the Company agrees to sell all or substantially all of its assets or agrees to any merger, consolidation, reorganization, division or other corporate transaction in which the Common Stock is converted into another security and which does not provide for the assumption or substitution of 1991 Options granted under the 1991 Stock Option Plan, the Committee may in its discretion cancel unilaterally any unexercised 1991 Options in exchange for whole shares of Common Stock equal in amount to the fair market value of the shares that would have been received if such options had been surrendered for Common Stock equal to the excess of the fair market value of the Common Stock subject to the options over the exercise price for such Common Stock or cancel unilaterally without such exchange any 1991 Options with an exercise price that equals or exceeds the fair market value of the Common Stock, employee options that are not in-the-money and any director options. The 1991 Stock Option Plan further provides that, upon a change in control of the Company or a making of a tender or exchange offer for the Common Stock other than by the Company, the Committee may in its discretion take such actions with respect to unexercised employee options as it deems appropriate, including the actions described above in the context of a sale or merger of the Company. The Committee may take different action with respect to different employees or groups of employees as it deems appropriate.

     A 1991 Option granted under the 1991 Stock Option Plan is exercisable during the option holder's lifetime only by the option holder and is not transferable other than by will or the laws of decent or distribution.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion outlines generally the federal income tax consequences of participation under the 1991 Stock Option Plan. Individual circumstances may vary these results. The federal income tax law and regulations are frequently amended, and each participant should rely on his own tax counsel for advice regarding federal income tax treatment under the 1991 Stock Option Plan.

     NON-QUALIFIED STOCK OPTIONS. The recipient of a Non-ISO under the 1991 Stock Option Plan is not subject to any federal income tax upon the grant of such option nor does the grant of the option result in an income tax deduction for the Company. As a result of the exercise of an option, the recipient generally will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares transferred to the recipient upon exercise over the exercise price. Such fair market value generally will be determined on the date the shares of Common Stock are transferred pursuant to the exercise. The recipient will recognize ordinary income in the year in which the fair market value of the shares transferred is determined. The Company generally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the recipient when such ordinary income is recognized by the recipient, provided the Company satisfies applicable federal income tax withholding requirements.

     Depending on the period the shares of Common Stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a Non-ISO generally will result in a short-or a long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the Non-ISO was exercised.

     Special rules apply to a recipient who exercises a Non-ISO by paying the exercise price, in whole or in part, by the transfer of shares of Common Stock to the Company.

     INCENTIVE STOCK OPTIONS. An employee is not subject to any federal income tax upon the grant of an ISO pursuant to the 1991 Stock Option Plan, nor does the grant of an ISO result in an income tax deduction for the Company. Further, an employee normally will not recognize income for federal income tax purposes and the Company normally will not be entitled to any federal income tax deduction as a result of the exercise of an ISO and the related transfer of shares of Common Stock to the employee. However, the excess of the fair market value of the shares transferred upon the exercise of the ISO over the exercise price for such shares generally will constitute an item of alternative minimum tax adjustment to the employee for the year in which the option is exercised. Thus, certain employees may increase their federal income tax liability as a result of the exercise of an ISO under the alternative minimum tax rules of the Code.

     If the shares of Common Stock transferred pursuant to the exercise of an ISO are disposed of within two years from the date the option is granted or within one year from the date the option is exercised, the employee generally will recognize ordinary income equal to the lesser of (i) the gain recognized (i.e., the excess of the amount realized on the disposition over the exercise price) or (ii) the excess of the fair market value of the shares transferred upon exercise over the exercise price for such shares. If the employee is subject to Section 16(b) of the Exchange Act, special rules may apply to determine the amount of ordinary income recognized upon the disposition. The balance, if any, of the employee's gain over the amount treated as ordinary income on disposition generally will be treated as long-or short-term capital gain depending upon whether the holding period applicable to long-term capital assets is satisfied. The Company normally would be entitled to a federal income tax deduction equal to any ordinary income recognized by the employee.

     If the shares of Common Stock transferred upon the exercise of an ISO are disposed of after the holding periods have been satisfied, such disposition generally will result in a long-term capital gain or loss treatment with respect to the difference between the amount realized on the disposition and the exercise price. The Company will not be entitled to a federal income tax deduction as a result of a disposition of such shares after these holding periods have been satisfied.

     The following document is being filed in response to the requirement of
Schedule 14A, Item 10, Instruction 3, and does not constitute a part of the Proxy Statement of Rhodes, Inc. disseminated to its shareholders on or about June 27, 1994 with respect to its Annual Meeting of Shareholder to be held on July 26, 1994.


                                  RHODES, INC.

                       1994 EMPLOYEE STOCK PURCHASE PLAN

SEC. I. PURPOSE

     The primary purpose of this Plan is to encourage Stock ownership by each Eligible Employee of Rhodes and each Subsidiary in the belief that such ownership will increase his or her interest in the success of Rhodes and will provide an additional incentive for him or her to remain in the employ of Rhodes or such Subsidiary. Rhodes intends that this Plan constitute an "employee stock purchase plan" within the meaning of sec. 423 of the Code and, further, intends that any ambiguity in this Plan or any related offering be resolved to effect such intent.

SEC. II. DEFINITIONS

     A. The term Account shall mean the separate bookkeeping account which shall be established and maintained by the Plan Administrator for each Participant for each Purchase Period to record the payroll deductions made on his or her behalf to purchase Stock under this Plan.

     B. The term Authorization shall mean the participation election and payroll deduction authorization form which an Eligible Employee shall be required to properly complete in writing and timely file with the Plan Administrator before the end of an Offering Period in order to participate in this Plan for the related Purchase Period.

     C. The term Beneficiary shall mean the person described in sec. 14.

     D. The term Board shall mean the Board of Directors of Rhodes.

     E. The term Code shall mean the Internal Revenue Code of 1986, as amended.

     F. The term "Disability" shall mean a condition which the Plan Administrator in his or her discretion determines would be treated as a total and permanent disability under sec. 22(e)(3) of the Code.

     G. The term Eligible Employee shall mean each employee of Rhodes or a Subsidiary except --

          1. an employee who has been employed less than one year (within the meaning of Code sec. 423(b)(4)(A)) by Rhodes or such Subsidiary,

          2. an employee who customarily is employed 20 hours or less per week (within the meaning of Code sec. 423(b)(4)(B)) by Rhodes or such Subsidiary,

          3. an employee who (after completing at least one year of employment as an employee of Rhodes or such Subsidiary) customarily is employed for not more than 5 months in any calendar year (within the meaning of Code sec. 423(b)(4)(C)) by Rhodes or such Subsidiary, and

          4. an employee who would own (immediately after the grant of an option under this Plan) stock possessing 5% or more of the total combined voting power or value of all classes of stock of Rhodes based on the rules set forth in sec. 423(b)(3) and sec. 424 of the Code.

     An Employee's continuous employment by Rhodes or by a Subsidiary shall not be treated as interrupted by a transfer directly between Rhodes and any Subsidiary or between one Subsidiary and another Subsidiary.

     H. The term Exercise Date shall mean for each Purchase Period the last day of such Purchase Period.

     I. The term Offering Period shall mean a period which (1) shall be set by the Board or its delegate, (2) shall come before the related Purchase Period and
(3) shall continue for no more than 30 days.

     J. The term Option Price shall mean for each Purchase Period the lesser of 85% of the closing price for a share of Stock on the first day of such Purchase Period or 85% of the closing price for a share of Stock on the last day of such Purchase Period, as such closing price is accurately reported in The Wall Street Journal or in any successor to The Wall Street Journal or, if there is no such successor, any similar trade publication selected by the Board or, if the Board makes no such selection, as such closing price is determined in good faith by the Board; provided, if no closing price is so accurately reported for any such day, the closing price for such day shall be deemed to be the last closing price for a share of Stock which was so accurately reported before such day.

     K. The term Participant shall mean for each Purchase Period an Eligible Employee who has satisfied the requirements set forth in sec. 7 of this Plan for such Purchase Period.

     L. The term Participating Employer shall for each Participant, as of any date, mean Rhodes or a Subsidiary, whichever employs such Participant as of such date.

     M. The term Plan shall mean this Rhodes, Inc. 1994 Employee Stock Purchase Plan as effective as of the date set forth in sec. 3 and as thereafter amended from time to time.

     N. The term Plan Administrator shall mean the person or persons appointed by the Board to administer this Plan.

     O. The term Purchase Period shall mean a 6 consecutive month period which shall begin on a date (within the 15 day period which immediately follows the end of the related Offering Period) set by the Board or its delegate on or before the beginning of the related Offering Period.

     P. The term Retirement shall mean a termination of employment after reaching at least age 55 and completing at least 5 years of continuous employment with Rhodes or a Subsidiary (where such continuous employment shall be determined using the same rules used to determine whether an employee is an Eligible Employee).

     Q. The term Rhodes shall mean Rhodes, Inc., a corporation incorporated under the laws of the State of Georgia, and any successor to Rhodes.

     R. The term Stock shall mean the no par value voting common stock of Rhodes.

     S. The term Subsidiary shall mean each corporation (1) which is in an unbroken chain of corporations beginning with Rhodes in which each corporation in such chain (except for the last corporation in such chain) owns stock possessing 80% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain and (2) which the Plan Administrator has designated as eligible to participate in this Plan.

SEC. III. EFFECTIVE DATE

     This Plan shall be first effective as of the date adopted by the Board. However, if any options are granted under this Plan under sec. 9 before the date the shareholders of Rhodes (acting at a duly called meeting of such shareholders) are treated under sec. 423(b)(2) of the Code as having approved the adoption of this Plan, such options shall be granted subject to such approval and, if such shareholders fail to approve such adoption before the first anniversary of such effective date, all such options and this Plan automatically shall be null and void.

SEC. IV. OFFERINGS

     Options to purchase shares of Stock shall be offered to Participants in accordance with this Plan from time to time at the discretion of the Board or its delegate; provided, however, there shall be no more than one Offering Period in effect at any time and no more than one Purchase Period in effect at any time.

SEC. V. STOCK AVAILABLE FOR OPTIONS

     There initially shall be 250,000 shares of Stock available for purchase from Rhodes upon the exercise of options granted under sec. 9 of this Plan. Any shares of Stock which are subject to options granted as of the first day of a Purchase Period but which are not purchased on the related Exercise Date shall again become available under this Plan.

SEC. VI. ADMINISTRATION

     The Plan Administrator shall be responsible for the administration of this Plan and shall have the power in connection with such administration to interpret this Plan and to take such other action in connection with such administration as the Plan Administrator deems necessary or equitable under the circumstances. The Plan Administrator also shall have the power to delegate the duty to perform such administrative functions as the Plan Administrator deems appropriate under the circumstances. Any person to whom the duty to perform an administrative function is delegated shall act on behalf of and shall be responsible to the Plan Administrator for such function. Any action or inaction by or on behalf of the Plan Administrator under this Plan shall be final and binding on each Eligible Employee, each Participant and on each other person who makes a claim under this Plan based on the rights, if any, of any such Eligible Employee or Participant under this Plan.

SEC. VII. PARTICIPATION

     Each person who is an Eligible Employee on the first day of an Offering Period shall satisfy the requirements to be a Participant in this Plan for the related Purchase Period if

          (1) he or she properly completes in writing and files an Authorization with the Plan Administrator on or before the last day of such Offering Period to purchase shares of Stock pursuant to the option granted under sec. 9, and

          (2) he or she remains an Eligible Employee throughout the period which begins on the first day of such Offering Period and ends on the first day of the related Purchase Period.

     An Authorization shall require an Eligible Employee to provide such information and to take such action as the Plan Administrator in his or her discretion deems necessary or helpful to the orderly administration of this Plan, including specifying (in accordance with sec. 8) his or her payroll deductions to purchase shares of Stock pursuant to the option granted under sec. 9 and designating a Beneficiary. A Participant's status as such shall terminate for a Purchase Period (for which he or she has an effective Authorization) at such time as his or her Account has been withdrawn under sec. 12 or sec. 13 or the purchases and distributions contemplated under sec. 10 or sec. 13 with respect to his or her Account have been completed, whichever comes first.

SEC. VIII. PAYROLL DEDUCTIONS

     1. Initial Authorization. Each Participant's Authorization made under sec. 7 shall specify the specific dollar amount which he or she authorizes his or her Participating Employer to deduct from his or her compensation each pay day during the Purchase Period for which such Authorization is in effect to purchase shares of Stock pursuant to the option granted under sec. 9, provided for each Purchase Period

          (1) the total of such dollar amount shall not be less than $150.00, and

          (2) the total of such dollar amount shall not be more than $12,500.00.

     2. Subsequent Authorization. A Participant shall have the right to amend an Authorization after the end of an Offering Period to reduce or to stop the payroll deductions which he or she previously had authorized for the related Purchase Period, and such reduction shall be effective as soon as practicable after the Plan Administrator actually receives such amended Authorization.

     3. Account Credits, General Assets and Taxes. All payroll deductions made for a Participant shall be credited to his or her Account as of the pay day as of which the deduction is made. All payroll deductions shall be held by Rhodes, by Rhodes's agent or by one, or more than one, Subsidiary (as determined by the Plan Administrator) as part of the general assets of Rhodes or any such Subsidiary, and each Participant's right to the payroll deductions credited to his or her Account shall be those of a general and unsecured creditor. Rhodes, Rhodes's agent or such Subsidiary shall have the right to withhold on payroll deductions to the extent such person deems necessary or appropriate to satisfy applicable tax laws.

     4. No Cash Payments. A Participant may not make any contribution to his or her Account except through payroll deductions made in accordance with this sec. 8.

SEC. IX. GRANTING OF OPTION

     1. General Rule. Subject to sec. 9(b) and sec. 9(c), each person who is a Participant for a Purchase Period automatically shall be granted by operation of this Plan an option as of the first day of such Purchase Period to purchase the number of shares of Stock determined by the Plan Administrator by dividing the total payroll deductions which he or she has elected to make for such Purchase Period under sec. 8 by the Option Price for a share of Stock as determined as of the first day of such Purchase Period, and rounding down to the nearest whole number. Each such option shall be exercisable only in accordance with the terms of this Plan.

     2. Statutory Limitation. No option granted by operation of this Plan to any Eligible Employee under sec. 9(a) shall permit his or her rights to purchase shares of Stock under this Plan or under any other employee stock purchase plan (within the meaning of sec. 423 of the Code) or any other shares of Stock under any other employee stock purchase plans (within the meaning of sec. 423 of the Code) of Rhodes and any of its subsidiaries (within the meaning of sec. 424(f) of the Code) to accrue (within the meaning of sec. 423(b)(8) of the Code) at a rate which exceeds $25,000 of the fair market value of such Stock for any calendar year. Such fair market value shall be determined as of the first day of the Purchase Period for which the option is granted.

     3. Available Shares of Stock. If the number of shares of Stock available for purchase at the end of any Purchase Period is insufficient to cover the number of shares which Participants actually are scheduled otherwise to purchase under sec. 10, then each Participant's option to purchase shares of Stock for such Purchase Period shall be reduced as of the last day of such Purchase Period to equal the number of shares of Stock (rounded down to nearest whole number) which the Plan Administrator shall determine by multiplying the number of shares of Stock available for purchase as of such date by a fraction, the numerator of which shall be the number of shares of Stock for which such Participant would have been granted an option under sec. 9(a) if sufficient shares were available for purchase and the denominator of which shall be the total number of shares of Stock for which options would have been granted to all Participants under sec. 9(a) who are scheduled under sec. 10 to make purchases if sufficient shares were available for such purchases.

SEC. X. EXERCISE OF OPTION

     1. General Rule. Unless a Participant files an amended Authorization under sec. 10(b) or sec. 12 on or before the Exercise Date for a Purchase Period for which he or she has an effective Authorization, his or her option shall be exercised (subject to sec. 9) automatically on such Exercise Date for the purchase of as many whole shares of Stock subject to such option as the balance credited to his or her Account as of that date will purchase at the Option Price for such shares of Stock if he or she also is an Eligible Employee on such Exercise Date.

     2. Partial Exercise. A Participant may file an amended Authorization under this sec. 10 with the Plan Administrator on or before an Exercise Date to elect, effective as of such Exercise Date, to exercise his or her option for a specific number of whole shares of Stock (which shall be less than the whole number subject to his or her option) and to withdraw in cash the remaining balance credited to his or her Account (without interest) as of such date after giving effect to such partial exercise, and any such amended Authorization shall be effective only if such Participant is an Eligible Employee on such Exercise Date.

     3. Automatic Refund. If a Participant's Account has a remaining balance after his or her option has been exercised as of an Exercise Date under this sec. 10, such balance automatically shall be refunded to the Participant in cash (without interest) as soon as practicable following such Exercise Date.

SEC. XI. DELIVERY

     A stock certificate representing any shares of Stock purchased upon the exercise of an option under this Plan shall be delivered to a Participant registered in (1) his or her name or, if the Participant so directs on his or her Authorization filed with the Plan Administrator on or before the Exercise Date for such option and if permissible under applicable law, (2) the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship. No Participant (or any person who makes a claim through a Participant) shall have any interest in any shares of Stock subject to an option until such option has been exercised and the related shares of Stock actually have been delivered to such person.

SEC. XII. VOLUNTARY ACCOUNT WITHDRAWAL

     A Participant may elect to withdraw the entire balance credited to his or her Account for a Purchase Period by completing in writing and filing an amended Authorization with the Plan Administrator on or before the Exercise Date for such period. If a Participant makes such a withdrawal election, such balance shall be paid to him or her in cash (without interest) as soon as practicable after such amended Authorization is filed, and no further payroll deductions shall be made on his or her behalf for the remainder of such Purchase Period.

SEC. XIII. TERMINATION OF EMPLOYMENT

     1. Death, Disability or Retirement. If a Participant's employment by a Participating Employer terminates as a result of his or her death, Disability or Retirement on or before the Exercise Date for a Purchase Period and if such Participant or, in the event he or she dies, his or her Beneficiary timely makes an irrevocable election in writing under this sec. 13(a), such person shall have the right

          (1) to withdraw the Participant's entire Account in cash (without interest), or

          (2) to apply the Participant's entire Account to purchase whole shares of Stock at the Option Price for such Purchase Period as of the related Exercise Date.

     Any election made under this sec. 13(a) shall be irrevocable and shall be timely only if actually delivered to the Plan Administrator on or before the earlier of (i) the Exercise Date for such Purchase Period or (ii) the last day of the 3 consecutive months period which begins on the last day the Participant was an Eligible Employee. If no timely election is made under this sec. 13(a), a Participant shall be deemed to have elected the cash alternative set forth in sec. 13(a)(1). If the purchase alternative set forth in sec. 13(a)(2) is elected, the certificate representing the shares of Stock purchased shall be delivered as soon as administratively practicable to the Participant or, in the event he or she dies, to his or her Beneficiary. Finally, if a Participant's Account has a remaining balance after his or her option has been exercised under this sec. 13(a), such balance automatically shall be refunded to the Participant or, in the event he or she dies, to his or her Beneficiary in cash (without interest) as soon as practicable after such exercise.

     2. Other Terminations. If a Participant's employment as an Eligible Employee terminates on or before the Exercise Date for a Purchase Period for any reason whatsoever other than his or her death, Disability or Retirement, his or her Account automatically shall be distributed as if he or she had elected to withdraw his or her Account in cash under sec. 12 immediately before the date his or employment had so terminated.

     3. Transfers. If a Participant is transferred directly between Rhodes and a Subsidiary or between one Subsidiary and another Subsidiary while he or she has an Authorization in effect, his or her employment shall not be treated as terminated merely by reason of such transfer and any such Authorization shall (subject to all the terms and conditions of this Plan) remain in effect after such transfer.

SEC. XIV. DESIGNATION OF BENEFICIARY

     A Participant shall designate on his or her Authorization a Beneficiary (1) who shall act on his or her behalf if the Participant dies before the end of a Purchase Period and (2) who shall receive the Stock, if any, and cash, if any, to the Participant's credit under this Plan if the Participant dies after the end of a Purchase

Period but before the delivery of the certificate representing such shares of Stock, if any, and the cash, if any, to his or her credit in such Account. Such designation may be revised in writing at any time by the Participant by filing an amended Authorization, and his or her revised designation shall be effective at such time as the Plan Administrator receives such amended Authorization. If a deceased Participant fails to designate a Beneficiary or, if no person so designated survives a Participant or, if after checking his or her last known mailing address, the whereabouts of the person so designated are unknown, then the Participant's Beneficiary shall be the Participant's estate.

SEC. XV. TRANSFERABILITY

     Neither the balance credited to a Participant's Account nor any rights to the exercise of an option or to receive shares of Stock under this Plan may be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant during his or her lifetime or by his or her Beneficiary or by any other person during his or her lifetime, and any attempt to do so shall be without effect; provided, however, that the Plan Administrator in its absolute discretion may treat any such action as an election by a Participant to withdraw the balance credited to his or her Account in accordance with sec. 12. A Participant's right, if any, to transfer any interest in this Plan at his or her death shall be determined exclusively under sec. 14.

SEC. XVI. ADJUSTMENT

     The number of shares of Stock covered by outstanding options granted pursuant to this Plan and the related Option Price and the number of shares of Stock available under this Plan shall be adjusted by the Board in an equitable manner to reflect any change in the capitalization of Rhodes, including, but not limited to such changes as dividends paid in the form of Stock or Stock splits. Furthermore, the Board shall adjust (in a manner which satisfies the requirements of sec. 424(a) of the Code) the number of shares of Stock available under this Plan and the number of shares of Stock covered by options granted under this Plan and the related Option Prices in the event of any corporate transaction described in sec. 424(a) of the Code. If any adjustment under this sec. 16 would create a fractional share of Stock or a right to acquire a fractional share, such fractional share shall be disregarded and the number of shares of Stock subject to options granted pursuant to this Plan shall be the next lower number of whole shares of Stock, rounding all fractions downward. An adjustment made under this sec. 16 by the Board shall be conclusive and binding on all affected persons.

SEC. XVII. SECURITIES REGISTRATION

     If Rhodes shall deem it necessary to register under the Securities Act of 1933, as amended, or any other applicable statutes any shares of Stock with respect to which an option shall have been exercised under this Plan or to qualify any such shares of Stock for an exemption from any such statutes, Rhodes shall take such action at its own expense before delivery of the certificate representing such shares of Stock. If shares of Stock are listed on any national stock exchange at the time an option to purchase shares of Stock is exercised under this Plan, Rhodes whenever required shall register shares of Stock for which such option is exercised under the Securities Exchange Act of 1934, as amended, and shall make prompt application for the listing on such national stock exchange of such shares, all at the expense of Rhodes.

SEC. XVIII. AMENDMENT OR TERMINATION

     This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate in light of, and consistent, with sec. 423 of the Code and the laws of the State of Georgia, and any such amendment shall be subject to the approval of Rhodes's shareholders to the extent such approval is required under sec. 423 of the Code or the laws of the State of Georgia or to the extent such approval is required to meet the security holder approval requirements under Rule 16b-3 under the Securities Exchange Act of 1934, as amended. However, no provision of this Plan shall be amended more than once every 6 months if amending such provision more frequently would result in the loss of an exemption under Section 16(b) of the Securities Exchange Act of 1934, as amended. The Board also may terminate this Plan or any offering made under this Plan at any time; provided, however, the Board shall not have the right to modify, cancel, or amend any option outstanding after the beginning of a Purchase Period unless (1) each Participant consents in writing to such modification, amendment or cancellation, (2) such modification only accelerates the Exercise Date for the related Purchase Period or (3) the Board acting in good faith deems that such action is required under applicable law.

SEC. XIX. NOTICES

     All Authorizations and other communications from a Participant to the Plan Administrator under, or in connection with, this Plan shall be deemed to have been filed with the Plan Administrator when actually received in the form specified by the Plan Administrator at the location, or by the person, designated by the Plan Administrator for the receipt of such Authorizations and communications.

SEC. XX. EMPLOYMENT

     No offer under this Plan shall constitute an offer of employment, and no acceptance of an offer under this Plan shall constitute an employment agreement. Any such offer or acceptance shall have no bearing whatsoever on the employment relationship between any Eligible Employee and Rhodes or any subsidiary of Rhodes, including a Subsidiary. Finally, no Eligible Employee shall be induced to participate in this Plan by the expectation of employment or continued employment.

SEC. XXI. HEADINGS, REFERENCES AND CONSTRUCTION

     The headings to sections in this Plan have been included for convenience of reference only. Except as otherwise expressly indicated, all references to sections (sec.) in this Plan shall be to sections (sec.) of this Plan. This Plan shall be interpreted and construed in accordance with the laws of the State of Georgia.

                                  RHODES, INC.

                                     PROXY
               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                ANNUAL MEETING OF SHAREHOLDERS ON JULY 26, 1994

   The undersigned hereby appoints Irwin L. Lowenstein and Joel H. Dugan and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of Rhodes, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Tuesday, July 26, 1994, at 10:30 a.m., local time, at 4370 Peachtree Road, Atlanta, Georgia 30319, or at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Annual Meeting of Shareholders or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

   1. To elect five (5) directors to serve until the 1995 Annual Meeting of
      Shareholders:

        / / FOR all nominees listed (except as marked below to the contrary)

                    Holcombe T. Green, Jr.     Don L. Chapman             James V. Napier
                    Irwin L. Lowenstein        James R. Kuse

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
             A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE).

        / / WITHHOLD AUTHORITY to vote for all nominees listed

                    Holcombe T. Green, Jr.     Don L. Chapman             James V. Napier
                    Irwin L. Lowenstein        James R. Kuse


   2. To adopt the 1994 Employee Stock Purchase Plan as described in the accompanying Proxy Statement.


      FOR / /              AGAINST / /              ABSTAIN / /


               (Continued and to be signed on the other side)



                        (Continued from the other side)


   3. To ratify the appointment of Arthur Andersen & Co. as the Company's independent auditors for the fiscal year ending February 28, 1995.

        FOR / /             AGAINST / /             ABSTAIN / /

   THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE ABOVE-STATED PROPOSALS.

                                           Date:                          , 1994
                                                 ------------------------
                                           -------------------------------------
                                           -------------------------------------
                                           Please sign exactly as name appears
                                           hereon. For more than one owner as
                                           shown above, each should sign. When
                                           signing in a fiduciary or
                                           representative capacity, please give
                                           full title. If this proxy is
                                           submitted by a corporation, it should
                                           be executed in the full corporate
                                           name by a duly authorized officer, if
                                           a partnership, please sign in
                                           partnership name by authorized
                                           person.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON JULY 26, 1994. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.